AMENDMENT

      AMENDMENT, dated this day of , 1997, to a Warrant Agreement (the "Agreement") dated as of August 13, 1996, by and between Netsmart Technologies, Inc., a Delaware corporation (the "Company"), American Stock Transfer & Trust Company (the "Warrant Agent"), and Monroe Parker Securities, Inc., a New York corporation ("Monroe Parker").

                          W I T N E S S E T H:

      WHEREAS, the Company, the Warrant Agent and Monroe Parker entered into the Agreement in connection with the Company's initial public offering in August 1996; and

      WHEREAS, pursuant to the Agreement, the Company issued Warrants to purchase 896,875 shares of Common Stock and Warrants to purchase an additional 56,250 shares of Common Stock pursuant to the Unit Purchase Option granted to Monroe Parker; and

      WHEREAS, the Company desires to modify the exercise price and certain other terms of the Warrants as provided in this Amendment;

      WHEREFORE, the parties do hereby agree as follows:

      1. All terms defined in the Agreement and used in this Amendment shall have the same meanings in this Amendment as in the Agreement unless otherwise provided in this Amendment.

      2. During the Special Exercise Period, as hereinafter defined, the Agreement shall be amended as follows:

           (a)  The Purchase Price shall be reduced to      dollars ($        ).

           (b) Upon exercise of a Warrant to purchase one share (as presently stated in the certificate for the Warrants) and payment of the Purchase Price therefor as adjusted pursuant to Paragraph 2(a) of this Amendment, the Company shall issue two shares of Common Stock, resulting in an effective Purchase Price of dollars ($ ) per share.

      3. Upon expiration of the Special Exercise Period, the provisions of Paragraph 2 shall terminate and the Agreement shall continue in full force and effect as if it had not been amended by this Amendment.

      4. The holders of the Warrant shall not be required to exchange their Warrant certificates as a result of this Amendment. Each Warrant shall, without any action on the part of the holder, be entitled the benefits of this Agreement.

      5. The Special Exercise Period shall mean the period of 90 days commencing
          on               , 1997 and  ending at 5:30 P.M.  New York  City  time
          , on , 1997; provided, that the Company has the right, in its discretion, to extend the Special Exercise Period on one or  more  occasions  for up to 30  days in the aggregate.

      6. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

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




      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    NETSMART TECHNOLOGIES, INC

                                    By:
                                          Lewis S. Schiller, CEO


                                    AMERICAN STOCK TRANSFER &
                                    TRUST COMPANY

                                    By:
                                                           , Authorized Officer
                                    MONROE PARKER SECURITIES, INC.

                                    By:
                                                            , Authorized Officer


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